                                                                    EXHIBIT 99.1


CONTACT: Jessica Daughetee                               Tom Beermann
         Trade Press                                     Business Press
         (503) 264-1216                                  (408) 765-6855
         jessica.daughetee@intel.com                      tom.beermann@intel.com


INTEL TO ACQUIRE SOFTCOM

SANTA CLARA, Calif., July 7, 1999 - Intel Corporation today announced it has entered into a definitive agreement to acquire privately held Softcom Microsystems, Inc. in an all cash transaction. Softcom develops and markets semiconductor products for original equipment manufacturers (OEMs) in the networking and communications market segments. The company's high performance components are designed for networking gear (access devices, routers, and switches) used to direct voice and data across the Internet as well as traditional enterprise networks. Softcom products process packets of information within high-speed networks based on the Asynchronous Transfer Mode (ATM) and Synchronous Optical Network (SONET) protocols.

Tony Stelliga, president & CEO of Softcom, will continue as general manager of Softcom, reporting to Mark Christensen, vice president and general manager of Intel's Network Communications Group. In addition, all Softcom employees will become employees of a subsidiary of Intel.

Intel, the world's largest chip maker, is also a leading manufacturer of computer, networking, and communications products. Additional information is available at www.intel.com/pressroom.

Softcom, founded in 1996, is privately held and venture backed by Sequoia Capital, Sevin Rosen Funds, US Trust Company of New York, Orion Capital and Star Ventures. For more information on Softcom, visit Softcom's website: www.softcom-micro.com.